EXHIBIT 5.1

MINTZ & FRAADE, P.C.

COUNSELORS AT LAW

488 MADISON AVENUE

NEW YORK, NEW YORK 10022

TELEPHONE	OF COUNSEL
(212) 486-2500	EDWARD C. KRAMER
ARTHUR L. PORTER, JR
JON M. PROBSTEIN
TELECOPIER	SEYMOUR REITKNECHT
(212) 486-0701	I. FREDERICK SHOTKIN
JOSEPH J. TOMASEK

April 16, 2015

Jobbot, Inc.

1730 62nd Street

Brooklyn, New York 11204

Re:	Jobbot, Inc.

Gentlemen:

Our firm has been requested by Jobbot, Inc., a New York corporation (the "Company"), to issue a legal opinion with respect to whether the 1,605,000 shares (the "Shares") of Common Stock, par value $.0001 per share, of the Company which: (1) are being offered pursuant to an offering by the existing shareholders and (2) shall be registered pursuant to the registration statement on Form S-1 (the "Registration Statement"), which has been filed by the Company with the Securities and Exchange Commission for the purpose of registering the Shares pursuant to the Securities Act of 1933, as amended (the “Act”), shall upon issuance, be duly and validly authorized, legally issued, fully paid and are non-assessable.

We are acting as counsel to the Company with respect to the Registration Statement.

In connection with rendering this opinion, we have examined solely copies of the following (collectively, the "Documents"): (A) the Articles of Incorporation of the Company, as filed with the State of New York on April 21, 2011; (B) the Bylaws of the Company; (C) minutes dated October 30, 2014 of the Board of Directors of the Company approving the original issuance of the Shares and (D) written consent dated October 31, 2014 of the Board of Directors of the Company with respect to the inclusion of the Shares in the Registration Statement.

In our examination, we have assumed, without investigation, the following: (1) the authenticity of the Documents; (2) the genuineness of all signatures to the Documents; (3) the legal capacity of all persons who executed the Documents; (4) the due authorization and valid execution by all persons who executed the Documents, with the exception of Documents executed on behalf of the Company; (5) the copies which were submitted to us conform to the originals of the Documents; and (6) that the Documents are free from any form of fraud, misrepresentation, duress, or criminal activity based upon our firm having no knowledge of any fraud, misrepresentation, duress or criminal activity and no reason to doubt the credibility or reliability of any of the Documents which have been provided to us for review by the Company.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents. We believe that a review of the Documents was necessary in order for us to render this opinion.

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In rendering this opinion, we have assumed the legal competency of all persons who executed the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties who executed the Documents, with the exception of Documents executed on behalf of the Company.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth in this Opinion, the Shares to be sold by the existing shareholders of the Company (“Shareholders”) pursuant to the Registration Statement, have been duly and validly authorized, fully paid and continue to be non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm, solely with respect to the issuance of this opinion, in the Prospectus which is a part of the Registration Statement.

Very truly yours,

Mintz & Fraade, P.C.

	By:	/s/ Alan P. Fraade
Alan P. Fraade

cc: Jobbot, Inc.

APF/arr